                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                        DATE OF REPORT: OCTOBER 4, 2000


                             ---------------------


                        AQUIS COMMUNICATIONS GROUP, INC.
               (Exact name of registrant as specified in charter)


   DELAWARE                     1-13002                          22-3281446
(State or other               (Commission                      (IRS Employer
jurisdiction of               File Number)                   identification no.)
incorporation)


                                 1719A ROUTE 10
                                    SUITE 300
                              PARSIPPANY, NJ 07054
                    (Address of principal executive offices)


                                 (973) 560-8000
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS

     In conjunction with the preparation of a Registration Statement on Form S-1 for Aquis Communications Group, Inc. (the "Company"), the company updated Note 22, "Subsequent Events", to its financial statements for the year ended December 31, 1999.

     The Company hereby files with the Commission its financial statements for the year ended December 31, 1999 as updated.


ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS


     (a) Financial Statements

     See the index at Page F-1 of this report for the financial statements of Aquis Communications Group, Inc. for the year ended December 31, 1999.

     (c) Exhibits

     23.1 Consent of PricewaterhouseCoopers LLP.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                                            AQUIS COMMUNICATIONS GROUP, INC.


                                            By:  /s/ D. BRIAN PLUNKETT
                                                 ------------------------------
                                                 D. Brian Plunkett
                                                 Chief Financial Officer



                                            Date:  October 4, 2000

                          INDEX TO FINANCIAL STATEMENTS

                AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES
                                      INDEX



Reports of Independent Accountants..........................       F-2

Consolidated Balance Sheets at December 31, 1999 and 1998...       F-3

Consolidated Statements of Operations for the three years
  ended December 31, 1999, 1998 and 1997....................       F-4

Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1999 and 1998............       F-5

Consolidated Statements of Cash Flows for the three years
  ended December 31, 1999, 1998 and 1997....................       F-6

Notes to Consolidated Financial Statements..................       F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity, and cash flows of Aquis Communications Group, Inc. and Subsidiaries ("Company") present fairly, in all material respects, the financial position of the Company at December 31, 1999 and December 31, 1998, and the results of its operations and cash flows for the year ended December 31, 1999 and the changes in stockholders' equity for the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 28, 2000, except for
Note 22 for which the date is
September 27, 2000

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Aquis Communications Group, Inc:

    In our opinion, the accompanying statements of operations and cash flows of Bell Atlantic Paging, Inc. (the "Predecessor Company") present fairly, in all material respects, the results of its operations and cash flows for the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 12, 1999

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)



                                                                 DECEMBER 31,
                                                              ------------------
                                                                1999      1998
                                                              --------   -------

ASSETS
Current assets:
  Cash and cash equivalents.................................  $    973  $    --
  Accounts receivable (net of allowances of $939 and $490,
    respectively)...........................................     4,933    2,061
  Inventory, net............................................       228    2,076
  Acquisition escrow deposits...............................       200       --
  Prepaid expenses and other current assets.................     1,072    1,012
                                                              --------  -------
    Total current assets....................................     7,406    5,149
Property and equipment, net.................................    10,461   10,107
Intangible assets, net......................................    20,092   16,749
Deferred charges and other assets...........................     1,365      330
                                                              --------  -------
    Total assets............................................  $ 39,324  $32,335
                                                              ========  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long term debt......................  $    508  $    --
  Accounts payable..........................................     6,750    1,769
  Accrued expenses..........................................     2,535      236
  Deferred revenue..........................................       930    1,033
  Customer deposits.........................................       577      577
  Notes payable to stockholders.............................        --      520
                                                              --------  -------
    Total current liabilities...............................    11,300    4,135
Long term debt..............................................    25,963       --
Note payable................................................        --    4,150
Payable to Bell Atlantic Corp. and affiliates...............        --   18,535
                                                              --------  -------
    Total liabilities.......................................    37,263   26,820
                                                              --------  -------
Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value, 1,000,000 and 80,000
    shares authorized in 1999 and 1998, respectively; none
    issued 1999, 78,000 issued and outstanding at December
    31, 1998................................................        --    5,830
  Common stock, $0.01 par value, 75,000,000 shares
    authorized, 16,551,000 and 22,000 issued and outstanding
    at December 31, 1999 and 1998, respectively.............       166       --
  Additional paid-in capital................................    13,195      221
  Accumulated deficit.......................................   (11,175)    (296)
  Note receivable from stockholder..........................      (125)    (240)
                                                              --------  -------
    Total stockholders' equity..............................     2,061    5,515
                                                              --------  -------
    Total liabilities and stockholders' equity..............  $ 39,324  $32,335
                                                              ========  =======



   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)



                                                                    YEARS ENDED DECEMBER 31,
                                                             --------------------------------------
                                                                1999         1998          1997
                                                             ----------   -----------   -----------
                                                                          PREDECESSOR   PREDECESSOR
Revenues:
  Paging services..........................................  $   30,368     $23,309       $17,894
  Equipment sales..........................................         791       3,123         2,795
                                                             ----------     -------       -------
    Total revenues.........................................      31,159      26,432        20,689
                                                             ----------     -------       -------
Operating expenses:
  Paging services..........................................       7,753       4,968         4,401
  Technical................................................       5,317       3,482         2,023
  Cost of equipment sold...................................         947       2,709         2,873
  Selling and marketing....................................       3,881       3,394         2,844
  General and administrative...............................       7,676       5,657         4,211
  Depreciation and amortization............................      10,878       4,323         3,378
  Provision for doubtful accounts..........................         919       1,154           538
  Costs of abandoned acquisitions..........................       1,692          --            --
                                                             ----------     -------       -------
    Total operating expenses...............................      39,063      25,687        20,268
                                                             ----------     -------       -------
Operating (loss) income....................................      (7,904)        745           421
Interest expense, net......................................      (3,004)         --            --
Gain on sale of equipment..................................          29          --            --
                                                             ----------     -------       -------
(Loss) Income before income taxes and
  extraordinary item.......................................     (10,879)        745           421
Provision for income taxes.................................          --        (296)         (168)
                                                             ----------     -------       -------
Income before extraordinary item...........................     (10,879)        449           253
Extraordinary item, net of income taxes of $454............          --         682            --
                                                             ----------     -------       -------
NET (LOSS) INCOME..........................................  $  (10,879)    $ 1,131       $   253
                                                             ==========     =======       =======
NET LOSS PER COMMON SHARE:
  Basic and diluted........................................  $     (.76)
                                                             ==========

Weighted average common shares outstanding.                  14,233,000
                                                             ----------



   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                  (IN THOUSANDS, EXCEPT FOR SHARE INFORMATION)



                                 COMMON STOCK          PREFERRED STOCK     ADDITIONAL                  NOTES          TOTAL
                            ----------------------   -------------------    PAID-IN     ACCUMULATED  RECEIVABLE-   STOCKHOLDERS'
                              SHARES      AMOUNTS     SHARES    AMOUNTS     CAPITAL       DEFICIT    STOCKHOLDER      EQUITY
                            -----------   --------   --------   --------   ----------   -----------  -----------   -------------
Balance as of January 1,
  1998 (date
  capitalized)............           99     $ --           --   $    --      $    --     $     --        $--         $     --
Issuance of shares to the
  Founders of Aquis in
  connection with their
  individual stock
  subscriptions in January
  1998....................        7,991       --           --        --           --           --         --               --
Value ascribed to the
  issuance of shares to
  the Founders of Aquis In
  July 1998...............        2,910       --           --        --           39           --         --               39
Value ascribed to the
  issuance of shares in
  connection with the
  issuance of promissory
  notes in July 1998......        7,500       --           --        --          108           --         --              108
Value ascribed to the
  issuance of shares to
  one of the purchasers of
  preferred stock in
  November 1998...........        2,000       --           --       (54)          54           --         --               --
Value ascribed to the
  issuance of shares to
  one of the note holders
  in July 1998............        1,500       --           --        --           20           --         --               20
Issuance of preferred
  stock...................           --       --       78,000     5,884           --           --         --            5,884
Net loss..................           --       --           --        --           --         (296)        --             (296)
Notes received from
  stockholder in
  connection with the
  purchase of preferred
  stock...................           --       --           --        --           --           --       (240)            (240)
                            -----------     ----     --------   -------      -------     --------      -----         --------
Balance as of December 31,
  1998....................       22,000       --       78,000     5,830          221         (296)      (240)           5,515
Recapitalization completed
  in connection with the
  merger with Paging
  Partners March 31,
  1999....................   15,199,000      152      (78,000)   (5,830)      11,313           --         --            5,635
Shares issued in SunStar
  acquisition.............    1,150,000       12           --        --        1,550           --         --            1,562
Reduction of note due from
  stockholder in
  connection with
  settlement of claim.....           --       --           --        --           --           --        115              115
Shares issued to Directors
  on December 15, 1999....      180,000        2           --        --          111           --         --              113
Net loss..................           --       --           --        --           --      (10,879)        --          (10,879)
                            -----------     ----     --------   -------      -------     --------      -----         --------
Balance as of December 31,
  1999....................  $16,551,000     $166     $     --   $    --      $13,195     $(11,175)     $(125)        $  2,061
                            ===========     ====     ========   =======      =======     ========      =====         ========


   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                1999        1998          1997
                                                              --------   -----------   -----------
                                                                         PREDECESSOR   PREDECESSOR
Cash flows from operating activities:
  Net (loss) income.........................................  $(10,879)    $ 1,131       $   253
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Gain on sale of business................................        --      (1,136)           --
    Depreciation and amortization...........................    10,878       4,323         3,378
    Costs of abandoned business combinations................     1,692          --            --
    Amortization of deferred financing costs................       141          --            --
    Stock-based compensation................................       113          --            --
    Reduction of note due from stockholder..................       115          --            --
    Deferred income taxes...................................        --        (590)         (552)
    Provision for doubtful accounts.........................       919       1,154           538
    Provision for inventory obsolescence....................        --        (136)          316
    (Gain) loss on sale of property and equipment...........       (29)        232            49
    Changes in operating assets and liabilities, before
      effects of business acquisitions:
      Accounts receivable...................................    (3,479)     (1,238)         (699)
      Due from affiliates for trade.........................        --      (1,821)         (793)
      Inventory.............................................      (135)       (394)        1,416
      Prepaid expenses and other current assets.............        15        (543)           (5)
      Other assets..........................................        --          --             7
      Accounts payable and accrued expenses.................     5,579       1,160           (11)
      Income taxes payable..................................        --         848           247
      Intercompany payable..................................        --        (569)         (581)
      Deferred revenues and customer deposits...............      (287)         35          (186)
                                                              --------     -------       -------
        Net cash provided by operating activities...........     4,643       2,456         3,377
                                                              --------     -------       -------
Cash flows from investing activities:
  Business acquisitions.....................................   (18,940)         --            --
  Acquisition of property, equipment and licenses...........    (2,275)     (4,217)       (4,930)
  Deferred business acquisition costs.......................    (2,230)         --            --
  Acquisition escrow deposits...............................      (200)         --            --
  Sale of property and equipment............................       345         236           200
                                                              --------     -------       -------
        Net cash used by investing activities...............   (23,300)     (3,981)       (4,730)
                                                              --------     -------       -------
Cash flows from financing activities:
  Issuance of long term debt................................    26,615          --            --
  Repayment of notes payable to stockholders................      (520)         --            --
  Repayment of notes payable................................    (4,150)         --            --
  Repayment of long term debt...............................      (144)         --            --
  Repayment of capital lease obligation.....................    (1,506)         --            --
  Deferred financing costs..................................      (665)         --            --
  Due to affiliates.........................................        --       1,564         1,339
                                                              --------     -------       -------
        Net cash provided by financing activities...........    19,630       1,564         1,339
                                                              --------     -------       -------
Net increase (decrease) in cash and cash equivalents........       973          39           (14)
Cash and cash equivalents--beginning of year................        --          31            45
                                                              --------     -------       -------
Cash and cash equivalents--end of year......................  $    973     $    70       $    31
                                                              ========     =======       =======


   The accompanying notes are an integral part of these financial statements.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


1.  ORGANIZATION AND DESCRIPTION OF THE BUSINESS:

    Aquis Communications Group, Inc. (the "Company") is a holding company, incorporated in the State of Delaware. Through its operating companies, it operates two regional paging systems providing one-way wireless alpha and numeric messaging services in portions of thirteen states principally in the Northeast and Mid-Atlantic regions of the United States, as well as the District of Columbia. The Company has recently entered the Midwestern region through a purchase of certain assets completed on January 31, 2000, the Company has expanded its geographical reach to six additional states in the mid-west. The Company, resells nationwide and regional services, offers alpha dispatch, news and other messaging enhancements, and sells internet access services through a wholly-owned subsidiary. Its customers include individuals, businesses, government agencies, hospitals and resellers.

    On March 31, 1999, a wholly owned subsidiary of Paging Partners Corporation ("Paging Partners"), merged with Aquis Communications, Inc. ("ACI") in a transaction accounted for as a reverse acquisition with ACI as the accounting acquirer. At that time, Paging Partners changed its name to Aquis Communications Group, Inc. (the "Company"). The historical financial statements prior to March 31, 1999, are those of ACI. ACI had no operating activities prior to the acquisition of BAPCO on December 31, 1998. The statements of operations and of cash flows for the years ended December 31, 1998 and 1997 represent the financial statements of the Predecessor Company for such periods. The Predecessor Company financial statements include allocations of certain Bell Atlantic Corporation ("Bell Atlantic") revenues and expenses. Management believes that these allocations are reasonable. However, the revenues and expenses allocated are not necessarily indicative of the revenues and expenses that would have been earned or incurred if the Predecessor Company had performed or procured these functions as a separate entity.

    On June 15, 1999, a wholly-owned subsidiary of the Company entered into a stock purchase agreement with SunStar Communications, Inc. in a transaction that was accounted for as a purchase.

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, and reflect the merger with Paging Partners, as well as the acquisition of SunStar Communications, Inc., and the acquisition of the net assets of Bell Atlantic Paging, Inc. ("BAPCO" or the "Predecessor Company") on December 31, 1998. All material intercompany accounts and transactions have been eliminated in consolidation.

    The Company's principal source of liquidity at December 31, 1999 included cash and cash equivalents of about $1,000 and its ability to generate cash from operations, which totaled $4,643 during 1999. The Company believes that its current cash and equivalents and the cash it expects to generate from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements through at least the end of 2000. However, if cash from operations is not sufficient to fund the planned growth of the core business and the internet business or if the Company experiences further deterioration of its average revenue per unit ("ARPU") or if certain contingencies are resolved unfavorably, the Company is prepared to implement an alternative business plan (the "Alternative Plan"). The Alternative Plan calls for the sale of the internet subsidiary and other assets and for a reduction of planned marketing expenditures and capital expenditures. Cash requirements of the paging business may vary materially from those now planned as a result of unforeseen changes that

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


1. ORGANIZATION AND DESCRIPTION OF THE BUSINESS: (CONTINUED)

could consume a significant portion of available resources or as a result of an increased rate of attrition of the customer base.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    REVENUE RECOGNITION

    Paging service revenues include airtime for paging services, rental fees for leased paging equipment, and various other fees for such enhanced features as alpha dispatch services, loss protection and maintenance, and voice mail. These revenues are recognized as the services are performed or ratably over time in the case of rental fees. Revenues related to pre-billed services are deferred until earned. Equipment revenue is recognized when the equipment is delivered to the customer.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities. These estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used for such reported amounts as the allowance for doubtful accounts, allowances for asset obsolescence or impairment, the tax benefit valuation allowance, and useful lives of fixed assets or amortization periods for intangible assets. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of 90 days or less are considered to be cash equivalents.

    INVENTORY

    Inventory consists primarily of new pagers held for sale or lease. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost, net of depreciation and amortization. The property and equipment acquired through merger or business combination is recorded at estimated fair value. Included are the Company's rental pagers, paging network assets, data processing equipment, office furniture and equipment, and leasehold improvements. These assets are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Costs to repair or maintain assets without adding to their lives or improving their value are expensed as incurred. Upon the sale or other disposal of property or equipment, the cost and related accumulated depreciation or amortization

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

is eliminated from the accounts and any related gain or loss is reflected in the Company's results of operations.

    DEFERRED CHARGES

    Certain costs directly related to pending business acquisitions are deferred until the acquisition is completed or abandoned. If completed, such costs are considered part of the cost to acquire the business. Costs associated with abandoned acquisition efforts are written off. Costs and fees related to financing activities are amortized over the term of the related loan.

    CAPITALIZED SOFTWARE

    The cost to acquire computer software used in the Company's operations is capitalized and amortized over three years. Accumulated amortization totaled $45 at December 31, 1999.

    INCOME TAXES

    Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Accordingly, the balance sheet will reflect anticipated tax impacts of future taxable income or deductions implicit in the balance sheet in the form of temporary differences. These temporary differences will reflect the difference between the basis in assets and liabilities as measured in the financial statements and as measured by tax laws using enacted tax rates.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Aquis' financial instruments include cash and cash equivalents, accounts and notes receivable. The fair value of these instruments approximate their carrying values due to their short-term nature. Because the Company has floating rate debt, the carrying amount of long-term borrowings also approximates fair value.

    CONCENTRATION OF RISK

    The Company utilizes one provider of nationwide paging services to fulfill the majority of its requirements for this service. Although there are a limited number of other nationwide carriers, Management believes that other carriers could provide similar services under comparable terms. However, a change in vendor or carrier could cause a delay in service provisioning or a possible loss of revenue, which could adversely effect operating results. The Company maintains its cash and cash equivalents in one commercial bank and one money market fund that invests primarily in high quality money market instruments, including securities issued by the US government. No single customer is large enough to present a significant financial risk to Aquis.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    ADVERTISING COSTS

    Costs associated with advertising in Yellow Pages or similar directories are amortized ratably over the periods during which the directories are in current circulation. Other costs for such items as direct mail ads or promotional items are expensed as incurred. Total advertising expenses totaled $118, $71, and $82 in 1999, 1998 and 1997, respectively.

    LONG-LIVED ASSETS

    Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the estimated fair value and the carrying value of the asset.

    STOCK-BASED COMPENSATION

    The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for performance-based awards issued to non-employees. Compensation costs charged against earnings totaled $127 in 1999. Further, Aquis has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

    RECENT ACCOUNTING PRONOUNCEMENT

    In December, 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "REVENUE RECOGNITION IN FINANCIAL STATEMENTS", amended in March, 2000, which provides guidance on the application of generally accepted accounting principles to revenue recognition in financial statements. The Company will adopt SAB 101 in the second quarter of 2000 and believes that adoption will not have a significant effect on its consolidated results of operations or its financial position.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

3.  MERGER AND RECAPITALIZATION:

    On November 6, 1998, ACI entered into a merger agreement with Paging Partners and its wholly-owned subsidiary whereby each share of ACI common stock was exchanged for 88.92076 shares of Paging Partners' common stock (the "Merger"). The Merger was consummated on March 31, 1999, and has been accounted for as a recapitalization of Paging Partners with ACI as the acquirer (reverse acquisition) under the purchase method of accounting in accordance with Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations."

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


3.  MERGER AND RECAPITALIZATION: (CONTINUED)

    The aggregate purchase price of $6,124, which includes transaction costs, has been allocated to the net assets acquired based upon their estimated fair market values. The purchase price was determined by using the average quoted stock price of Paging Partners a few days before and after the date of the Merger. The assets and liabilities recorded in connection with the purchase price allocation are based on estimated fair value. Intangible assets of approximately $5,038 (principally customer lists and FCC licenses are being amortized over three to ten years on a straight-line basis.

    The following unaudited pro forma information presents a summary of the results of operations as if the Paging Partners merger occurred on January 1, 1998.
                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                         ----------------------
                                                           1999        1998
                                                         --------   -----------
                                                                    PREDECESSOR

Revenue................................................  $ 33,433     $36,334
Net loss...............................................  $(11,309)    $(7,427)

Net loss per common share..............................  $  (0.72)



    The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had these transactions been consummated on January 1, 1998.

4.  PREDECESSOR COMPANY ACQUISITION:

    On December 31, 1998, ACI acquired the net assets of BAPCO and the paging frequencies and the paging network infrastructure owned by various Bell Atlantic operating telephone companies for approximately $29,200, including transaction costs. The acquisition was accounted for as a purchase in accordance with APB Opinion No. 16. The aggregate purchase price was allocated to the net assets acquired based on their estimated fair market values.

    Subsequent to the acquisition and during the quarter ended June 30, 1999, Bell Atlantic and ACI completed negotiations and settled certain post-closing disputes. These negotiations pertained to the reimbursement to BAPCO and assumption by ACI of certain liabilities in excess of amounts originally acknowledged by ACI, and resulted in ACI's assumption of certain additional current liabilities. On June 30, 1999, the Company paid the settlement amount in full and, in addition, exercised its negotiated right to prepay the outstanding balance of the purchase price at a significantly discounted amount. Funding for retirement of this debt was provided through the credit facility described in note 11. This settlement did not have a material effect on the Company's financial position or the results of its operations or cash flows.

5.  MERGERS AND ACQUISITIONS:

    SUNSTAR COMMUNICATIONS, INC.:

    On June 15, 1999, a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreement (the "Agreement") with SunStar Communications, Inc. ("SunStar"), an Arizona corporation

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


5.  MERGERS AND ACQUISITIONS: (CONTINUED)

and SunStar One, LLC., an Arizona limited liability company. SunStar sells secure internet services over an intelligent private network, provides dial-up internet access services to corporate and individual subscribers and can provide enhanced security standards for user authentication. Total consideration paid for all of the outstanding stock of SunStar was $275 cash and 1,150,000 shares of the Company's common stock. The aggregate purchase price, including transaction costs, has been allocated to the net assets acquired based on their estimated fair market values. Intangible assets of approximately $2,066 are being amortized on a straight-line basis over three to 10 years.

6.  BUSINESS DEVELOPMENTS:

    SOURCEONE WIRELESS:

    On January 31, 2000, the Company completed the acquisition of certain assets of SouceOne Wireless, a facilities-based provider of one-way paging services to subscribers in certain Midwestern states. Previously, on August 2, 1999, the Company entered into an Asset Purchase Agreement (the "Purchase Agreement") and Agreement Pending Purchase Closing (the "Agreement") with SourceOne Wireless, Inc. and two of its affiliates ("SOWI"). SOWI and its affiliates filed voluntary petitions for relief under Chapter 11 with the United States Bankruptcy Court in the Northern District of Illinois between April 29 and July 2, 1999. Pursuant to the Agreement, the Company managed the day-to-day operations of certain SOWI businesses pending the closing of the associated Purchase Agreement. This closing was subject to various approvals, including that of the Bankruptcy Court and the FCC. During the management period, a reduction of the purchase price was negotiated, and resulted in a reduced price of $2,250 in cash and 15,000 shares of the Company's 7.5% cumulative preferred stock valued at $1,500. Acquisition costs totaling about $502 were deferred at December 31, 1999, and will be treated as a cost of the assets acquired on January 31, 2000. Costs to acquire the assets of SourceOne Wireless were capitalized at December 31, 1999, including an escrow deposit of $200, since this transaction was closed on January 31, 2000.

    The Company had entered into various negotiations and agreements related to potential value-driven acquisitions or mergers in 1999 with candidates including ABC Paging, Inc, Francis Communications Texas, Inc. Intelispan, Inc., COMAV Corporation, SourceOne Wireless, Inc. and related entities holding economic interests in these entities. Several of these negotiations were terminated as the business development requirements or the underlying businesses of the potential acquiree and the Company changed during the course of the discussions. Acquisition costs and deposits totaling $1,692 related to uncompleted transactions were charged against earnings in 1999.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


7.  PROPERTY AND EQUIPMENT:

    As of December 31, 1999 and 1998, property and equipment consists of the following:
                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------

Rental pagers (3 years)...................................  $ 7,605    $ 4,847
Paging network equipment (7 years)........................    8,082      4,441
Data processing equipment (2-5 years).....................    1,096        508
Furniture, fixtures and office equipment (5 years)........      326         --
Leasehold improvements (various)..........................      435        311
Other.....................................................       17         --
                                                            -------    -------
                                                             17,561     10,107
Less accumulated depreciation.............................    7,100         --
                                                            -------    -------
                                                            $10,461    $10,107
                                                            =======    =======


8.  INTANGIBLE ASSETS:

    Intangible assets consist of the following as of December 31, 1999 and 1998:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------

FCC licenses and State certificates (10 years)............  $15,854    $12,238
Customer lists (3 years)..................................    5,681      4,511
Goodwill (10 years).......................................    1,996         --
                                                            -------    -------
                                                             23,531     16,749
Less accumulated amortization.............................    3,439         --
                                                            -------    -------
                                                            $20,092    $16,749
                                                            =======    =======

9.  DEFERRED CHARGES:

    At December 31, 1999 and 1998, deferred charges consisted of the following:

                                                                DECEMBER 31,
                                                             ------------------
                                                               1999       1998
                                                             --------   -------

Deferred financing costs....................................  $  633      $110
Deferred acquisition costs..................................     502       220
Unamortized software and other costs........................     230        --
                                                              ------      ----
                                                              $1,365      $330
                                                              ======      ====

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


10.  COMMITMENTS AND CONTINGENCIES:

    The Company leases facilities and equipment used in its operations. Many lease agreements include renewal options with Consumer Price Index related rent escalations. At December 31, 1999, the aggregate future minimum rental commitments under non-cancelable operating leases were as follows:



YEARS
-----

2000........................................................   $2,013
2001........................................................    1,137
2002........................................................      780
2003........................................................      352
2004........................................................      152
Thereafter..................................................       97
                                                               ------
                                                               $4,531
                                                               ======



    Rent expense was $2,874, $551 and $515 for 1999, 1998, and 1997, respectively.

    Pursuant to a certain obligation assumed through the Paging Partners merger, the Company is committed to a significant supplier of telephony services for a minimum annual usage and services volume valued at $240. Thereunder, and subject to attainment of the minimum volume, the Company receives certain significant discount pricing from this provider. The Company has historically exceeded, and is currently exceeding, that minimum commitment level. Commitments under this contract expire during the third quarter of 2000.

    The Company has also provisioned some of its communications circuits and other facilities from another provider. Under terms of this agreement, the Company has obtained certain volume pricing discounts in exchange for an agreement to utilize these facilities for a minimum period of three years beginning on December 31, 1998. Monthly fees incurred under this agreement totaled about $48 as of December 31, 1999.

    Various legal proceedings, claims and investigations related to services, contracts and other matters are pending against the Company. The most significant of these are discussed below:

    FRANCIS COMMUNICATIONS

    The Company has retained local counsel in Texas to represent it in a suit brought by Francis Communications Texas, Inc. and related interests ("Francis") in the U.S. District Court for the Western District of Texas. Francis alleges a breach of agreement to purchase its radio paging business and is seeking the original purchase price of $4,000 and additional monetary relief. Aquis terminated this agreement due to the failure of Francis to comply with certain conditions precedent to closing. Discovery is proceeding at this time. The Company believes that its termination of this agreement was within the terms of the purchase agreement and that the allegations made by Francis are without merit. Management does not expect the outcome of this lawsuit to have a material effect on its results of operations, cash flows or financial position.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


10. COMMITMENTS AND CONTINGENCIES: (CONTINUED)

    FONE ZONE COMMUNICATION CORP

    On February 18, 2000, Fone Zone Communication Corp. ("Fone") filed a lawsuit in the Supreme Court of the State of New York in Queens County. Aquis, on March 23, 2000, had the venue of this action moved to the U.S. District Court for the Eastern District of New York. Fone, a former reseller of Aquis paging services and of the service of Paging Partners before its merger with Aquis, is seeking $1,000 in alleged damages as a result of the termination of its service and solicitation of its customers by Aquis. The Company discontinued service to Fone as the result of Fone's severe delinquency and ultimate failure to pay for such services. Management believes it will be able to recover the fully-reserved unpaid charges from Fone through its counterclaim and that the claims initiated by Fone are without sufficient grounds to support its claims. Management does not expect the outcome of this lawsuit to have a material effect on its results of operations, cash flows or financial position.

    ARBITRATION OF EMPLOYMENT AND OTHER CLAIMS

    On December 23, 1999, the Company's former President, who was also a Director and a Founder of the Company, filed for arbitration under the Rules of the American Arbitration Association. This former officer's claims were related to an alleged breach of an employment agreement, to wrongful discharge and to wrongful termination of health and welfare benefits including incentive stock options. A claim was filed for an amount to be proven at trial but in no event less than $1,762 plus compensatory and punitive damages. On April 4, 2000, the parties settled these claims before this matter proceeded to arbitration. Accordingly, Aquis has agreed provide this individual a payment of $25, a credit of $75 against his existing indebtedness to the Company, shares of the Company's common stock valued at $400, forgiveness of $115 of a note receivable from him, and agreed to replace 55,000 of the 485,000 options previously held by him, valued at $127. The Company continues to hold the balance of the note receivable in the reduced amount of $125, which is expected to be paid in full , net of applicable credits, during 2000. Accordingly, $742 has been charges against earning in the accompanying financial statements the period ended December 31, 1999.

11. LONG-TERM DEBT:

    On October 23, 1998, ACI entered into a five-year term loan agreement (the "Senior Loan Agreement") with FINOVA Capital Corporation ("FINOVA") which provides a $30,000 credit facility. The FINOVA loan has a term of five years, and requires graduated increasing quarterly principal repayments ranging from
 .5% to 3.5% of outstanding principal beginning on July 1, 2000, with the balance due on December 31, 2003. The loan bears interest at a rate based on Citibank, N.A.'s corporate base rate plus 175 basis points. The Company may also elect to have interest on a part of the FINOVA loan based on a London Inter-Bank Official Overnight Rate plus 450 basis points. This term loan is collateralized by all of the Company's assets, presently owned and acquired subsequently, and all issued and outstanding equity interests in the Company's operating subsidiaries. The loan agreement also contains various covenants, including restrictions on capital expenditures and compliance with certain financial ratios. At December 31, 1999, the Company was not in compliance with certain ratios under this loan agreement.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


11. LONG-TERM DEBT: (CONTINUED)

    In November 1999, in connection with the termination of negotiations related to various potential mergers, costs that were previously capitalized have been written off in 1999. During the third quarter of 1999, FINOVA modified certain financial covenants contained in the loan agreement to exclude the costs written off in connection with these abandoned business acquisitions and other specified charges when computing "Net Income" as defined in the amended loan agreement.

    On January 26, 2000, the FINOVA loan was amended in connection with the SourceOne Wireless acquisition. The Company borrowed an additional $2,450 from FINOVA on January 31, 2000 to consummate the acquisition (the "SourceOne Portion"). The effect of the amendment was to limit the facility to the amount outstanding after the SourceOne transaction, or a total of $27,765, to modify certain financial ratios and to set the interest rate on the SourceOne Portion to Citibank, N.A.'s corporate base rate plus 400 basis points. Additionally, a prepayment of principal of $1,250 (the "Special Prepayment") was defined that is to be applied to the SourceOne Portion. If the Special Prepayment is not made by June 8, 2000, the interest rate on the balance of the loan, excluding the SourceOne Portion, increases to Citibank, N.A.'s corporate base rate plus 225 basis points. Similar increases are scheduled for July 8 and August 8, with a final increase to 375 basis points over that base rate if the payment is not made by September 8, 2000.

    During the second quarter of 1999, the Company refinanced the capital lease obligations that were assumed as a result of the merger with Paging Partners. Terms of the new obligation (the "Installment Loan") include a principal amount of $1,300, a 60-month repayment schedule, an interest rate indexed to the yield for five year Treasury Notes, and is collateralized by the underlying equipment.

    The balance outstanding at December 31, 1999 under borrowings of the Senior Debt Agreement was $25,315. The remaining balance of long term debt outstanding consisted principally of borrowings made pursuant to the Installment Loan. Principal maturities of the senior debt and the Installment Loan are as follows:



2000........................................................  $   508
2001........................................................    2,215
2002........................................................    3,447
2003........................................................   20,236
2004........................................................       65
                                                              -------
                                                              $26,471
                                                              =======



    The Seller Note in the amount of $4,150 due as a result of the acquisition of the paging assets from BAPCO was settled and paid in full on June 30, 1999.

12. RELATED PARTY TRANSACTIONS:

    The Company was provided with various investment banking services by a firm with which a certain member of the Board of Directors was affiliated. During 1999, fees incurred under this arrangement totaled approximately $411, of which $45 was payable at December 31, 1999.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


12. RELATED PARTY TRANSACTIONS: (CONTINUED)

    The Company was also provided with legal services by a firm in which a member of the Board of Directors was a partner. During 1999, fees incurred under this arrangement totaled approximately $1,935, of which $1,052 was payable at December 31, 1999. In January, 2000, this outstanding amount was settled through cash payments totaling $205, the issuance of a note payable in the face amount of $350 payable in 20 equal monthly installments bearing interest at the rate of 8.5%, and the issuance of 275,000 shares of the Company's common stock valued at $380.

    During 1999, Aquis received $500 from a limited liability company in which a minority member is a partnership whose managing partner is also a member of the Company's Board of Directors. These funds represent earnest money for a potential sale of one of the Company's subsidiaries. This advance has been included as a current liability in the accompanying balance sheet at December 31, 1999.

    Three stockholders and members of the Board of Directors were each granted 60,000 shares of the Company's common stock on December 15, 1999 as compensation for interim management services rendered during the Company's search for a President and CEO in the later part of 1999. Based on the fair value of the Company's common stock on the date of grant, current year earnings were charged $112,500 for these services.

    In 1998 and 1997, BAPCO was allocated certain costs from its parent organization for certain administrative, management and other services. These allocated costs were based on relative staff size or on relative revenues, and totaled $215 and $161, respectively. The management of BAPCO believes that these allocated costs were reasonable. However, the costs for the services provided are not necessarily indicative of the costs that would have been incurred if the services had been provided by unaffiliated entities.

    Significant transactions with affiliates in 1998 and 1997 are summarized as follows:

                                                                1998      1997
                                                              --------  --------

Revenues from affiliates....................................   $3,622    $2,406
Revenues from BAM, a reseller of BAPCO services.............    2,724     2,114
Network charges.............................................    3,933     3,750
Telecommunications expenses.................................      194       247
Data processing charges.....................................      216       181



13. NOTES PAYABLE TO STOCKHOLDERS:

    On July 7, 1998, Aquis completed an offering in which it issued $750 face amount, 15% promissory notes due on December 31, 1998, and 7,500 shares of common stock at $1 per share to the note holders. Further, one of the note holders purchased 1,500 shares of common stock at par value ($.001). In addition to the $7 of cash proceeds received, a value of $121 was ascribed to the issuance of these shares and was recorded as an original issue discount on the notes payable, and amortized over the life of the notes. The proceeds from the offering were used for working capital , acquisitions, and general corporate purposes. In connection with the acquisition of BAPCO, these notes and related interest were paid on December 31, 1998 concurrent with the closing of the acquisition of BAPCO. Pursuant to

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


13. NOTES PAYABLE TO STOCKHOLDERS: (CONTINUED)

the note agreements, as amended, a 10% premium on the promissory notes was also paid upon maturity and was recorded as additional interest over the life of the notes.

    Concurrent with the repayment of these notes, Aquis issued an additional $520 of notes to stockholders for working capital purposes. Those notes provided interest at 15%, and were paid at the time of closing of the Paging Partners merger.

14. INCOME TAXES:

    At December 31, 1999, the Company had Federal net operating loss carryforwards for tax purposes of approximately $13,000 that expire between 2009 and 2014. Approximately $8,550 of this total consists of pre-acquisition losses that are subject to restrictions imposed by Section 382 of the Internal Revenue Code that limit utilization of such carryforwards to about $300 annually. During the prior period, the income and expenses of the Predecessor Company were included in the consolidated Federal and certain combined state income tax returns of its parent and the prior year provisions for income taxes have been calculated on a separate return basis herein.

    The provision for income taxes is summarized as follows:



                                                  1999       1998       1997
                                                --------   --------   --------

Federal:
  Current.....................................  $    --     $1,235     $ 564
  Deferred (benefit), net.....................   (3,756)      (647)     (433)
  Valuation allowance.........................    3,756         --        --
                                                -------     ------     -----
    Total Federal.............................       --        588       131
                                                -------     ------     -----

State:
  Current.....................................  $    --     $  337     $ 157
  Deferred (benefit), net.....................     (898)      (179)     (120)
  Valuation allowance.........................      898         --        --
                                                -------     ------     -----
    Total State...............................       --        158        37
                                                -------     ------     -----
Total provision for income taxes..............  $    --     $  746     $ 168
                                                =======     ======     =====

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


14. INCOME TAXES: (CONTINUED)

    Significant components of deferred tax assets and liabilities as of December 31, 1999 are as follows:

                                                               1999       1998
                                                             --------   --------
Deferred tax assets:
  Allowance for doubtful accounts..........................  $   396     $   --
  Seller note..............................................       --      1,646
  Depreciation.............................................      815         --
  Net operating loss carryforwards.........................    5,487         --
  Settlement reserve.......................................      264         --
  Other--net...............................................       33         --
                                                             -------     ------
    Total deferred tax assets..............................    6,995      1,646
  Deferred tax liabilities--amortization of intangibles....   (1,029)        --
                                                             -------     ------
  Net deferred tax assets before valuation allowance.......    5,966      1,646
  Valuation allowance......................................   (5,966)        --
                                                             -------     ------
Net deferred tax asset.....................................  $    --     $1,646
                                                             =======     ======



    A reconciliation from the Federal income tax provision at the statutory rate to the effective rate is as follows:


                                                        1999     1998     1997
                                                       ------   ------   ------

Tax (benefit) at Federal statutory rate.............   (34.0)%   34.0%    34.0%
State income taxes, net of Federal tax benefit......      --      6.0%     6.0%
Permanent differences...............................     0.4%      --       --
Valuation allowance.................................    33.6%      --       --
                                                       -----     ----     ----
Effective tax rate..................................      --     40.0%    40.0%
                                                       =====     ====     ====



    As of December 31, 1999, the Company recorded no deferred tax asset. The future expected benefit from the realization of the net operating losses was fully offset by a related valuation allowance. A full valuation allowance was recorded due to management's uncertainty about the realizability of the related tax benefits as of December 31, 1999. However, the amount of the deferred tax assets considered realizable could be adjusted in the future if estimates of taxable income are revised.

15. STOCK SUBSCRIPTIONS:

    On January 30, 1998, Aquis entered into three stock subscription agreements with the Founders and issued 7,991 shares of common stock at par value. On July 7, 1998, the Founders purchased 2,910 additional shares at par value. Aquis recognized a compensation charge of $22 for 1,635 of the shares that were issued to an officer of Aquis. In addition, a value of $17 was ascribed to the 1,275 shares issued to the other two Founders and was netted against the proceeds from the issuance of the Series A Convertible Preferred Stock.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


16. PREFERRED STOCK:

    On October 16, 1998, the Board of Directors authorized up to 80,000 shares of preferred stock to be designated as Series A Convertible Preferred Stock ("Series A Preferred Stock") at $80 per share ("Original Issue Price"). Each holder of these shares shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred Stock held by each holder are convertible. Each share of Series A Preferred Stock may be converted at the election of the holder at any time into a number of shares of common stock determined by dividing the Original Issue Price by the Applicable Conversion Price ("Applicable Conversion Price"). The initial Applicable Conversion Price is $80 per share. Adjustments to the Applicable Conversion Price are based upon a formula noted in the Preferred Stock Purchase Agreement. A mandatory conversion of the Series A Preferred Stock into common stock may occur in the event of any one of the following circumstances: (1) the request of at least two-thirds of the holders of the outstanding Series A Preferred Stock, (2) the consummation of the Paging Partners transaction, or (3) the closing of the sale of shares of common stock in a public offering pursuant to the Securities Act of 1933, at a price in excess of 200% of the Applicable Conversion Price then in effect and resulting in at least $20,000 of gross proceeds to Aquis.

    In the event of any voluntary or involuntary liquidation of Aquis, the holders of shares of Series A Preferred Stock shall be entitled to be paid out of the assets of Aquis available for distribution to its stockholders before any payment shall be made to the holders of common stock or any other series of stock. The holders of Series A Preferred Stock are entitled to receive, when and if declared by the Board of Directors of Aquis, a dividend (the "Accruing Dividend") at the annual rate of 8% of the Original Issue Price (appropriately adjusted in the event of any stock dividend, stock split or combination or similar recapitalization). The Accruing Dividend will accrue, whether or not earned or declared, on each issued and outstanding share of Series A Preferred Stock and shall be cumulative.

    On November 6, 1998, Aquis approved the sale and issuance of 78,000 shares of its series A Preferred Stock at a purchase price of $80 per share. An individual who purchased shares of the Series A Preferred Stock also was issued 2,000 shares of common stock, and a value of $54 was ascribed to these shares and was netted against the proceeds from the issuance of the Series A Preferred Stock. As part of a purchase of a portion of the Series A Preferred Stock, an officer of the Company signed a note for $240 that was to be repaid in four equal annual installments commencing on May 15, 2000. The note provided interest at a rate of 8%, and all interest was due with the final payment on May 15, 2003. On April 4, 2000, in connection with the settlement of certain claims made by this officer in relation to the end of his relationship with the Company, an agreement was reached under which the face amount of this $240 note was reduced to $125.

17. STOCK OPTIONS:

    Through the merger with Paging Partners, the Company has a stock option plan (the "Plan") as amended, pursuant to which options to purchase shares of the Company's common stock, intended to qualify as "incentive stock options". These options may be granted to employees, directors of the Company and independent contractors providing services to the Company. A total of 1,500,000 shares of common stock had been reserved for issuance under the amended Plan. Options are exercisable for

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)

17. STOCK OPTIONS: (CONTINUED)

terms of six months to ten years from the date granted. Details are as follows (shares and prices are stated at original amounts before effect of the share conversion effected through the merger):


                                                          NUMBER      OPTION
                                                        OF SHARES   PRICE RANGE
                                                        ---------  -------------

1997
Outstanding, January 1................................    260,600   $ 1.38-6.25
Granted...............................................    128,500   $ 0.88-1.38
Exercised.............................................    (10,000)  $      0.88
Cancelled.............................................    (37,150)  $ 1.38-6.25
                                                        ---------   -----------
Outstanding, December 31..............................    341,950   $ 0.88-6.25
                                                        ---------   -----------
Exercisable, December 31..............................    254,050   $ 0.88-6.25
                                                        ---------   -----------

1998
Outstanding, January 1................................    341,950   $ 0.88-6.25
Granted...............................................    216,100   $ 1.38-4.38
Exercised.............................................    (25,750)  $ 0.88-1.00
Cancelled.............................................   (180,150)  $ 0.88-6.25
                                                        ---------   -----------
Outstanding, December 31..............................    352,150   $ 0.88-4.19
                                                        ---------   -----------
Exercisable, December 31..............................    342,150   $ 0.88-4.19
                                                        ---------   -----------

1999
Outstanding, January 1................................    352,150   $ 0.88-4.19
Granted...............................................  1,209,946   $ 1.00-1.38
Exercised.............................................     (2,500)  $      0.88
Cancelled.............................................   (523,683)  $ 0.88-1.38
                                                        ---------   -----------
Outstanding, December 31..............................  1,035,913   $ 0.88-4.19
                                                        ---------   -----------
Exercisable, December 31..............................    460,150   $ 0.88-4.19
                                                        ---------   -----------



    In consideration of the merger, exercisable options as of December 31, 1998 include options that actually become exercisable on February 13, 1999 and options that become exercisable upon a change in control.

    As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," Aquis has elected to apply APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for options granted. Accordingly, no compensation cost has been recognized for the grant of these options in the accompanying financial statements.

    The weighted average fair value of options granted in 1998 was $0 per share. The fair value is based on the minimum value method with the following assumptions: the price of the stock at the time of grant, risk free interest rates ranging from 4.57% to 5.81%, no dividend yield, and a weighted

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


17. STOCK OPTIONS: (CONTINUED)

average expected life of the options of nine to ten years. Had compensation cost been determined on the basis of FASB Statement No. 123, net loss and loss per share would have been reduced as follows:



                                                                1999
                                                              --------
Net Loss:
  As reported...............................................  $(10,879)
  Pro forma.................................................  $(11,679)
Net Loss per Common Share:
  As reported...............................................  $  (0.76)
  Pro Forma.................................................  $  (0.82)


    In connection with the employment of its President and CEO, and pursuant to his employment agreement dated January 4, 2000, the Company issued an option to purchase 900,000 shares of the Company's common stock. The option vests ratably on, or around, June 30, 2000, January 2, 2002 and January 2, 2003. The exercise price of the options is $0.75 for the shares initially vested, and is set at the closing price of the common stock on January 2, 2001 and January 2, 2002 for the two subsequently vested entitlements. As of December 31, 1999, none of the options were vested.

18. NET LOSS PER COMMON SHARE:

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share", which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS is based on the weighted average number of shares outstanding during the periods presented. Diluted EPS reflects the potential dilution that could occur if options, warrants, convertible securities or other contracts requiring the issuance of common stock were converted into common stock during the periods presented. The Company has not presented diluted EPS because the effect would be anti-dilutive.

19. SUPPLEMENTAL CASH FLOW DATA:

    The tables below provides supplemental information to the consolidated statements of cash flows:



                                                         1999     1998     1997
                                                        ------   ------   ------

Cash paid for interest...............................   $2,586   $   --    $ --
Cash paid for taxes..................................   $   --   $  570    $492
Note receivable accepted as partial consideration....            $4,150
Receivable from affiliate............................            $4,835
Receivable from Aquis................................            $4,565

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


19. SUPPLEMENTAL CASH FLOW DATA: (CONTINUED)

    BUSINESS ACQUISITIONS

    In 1999, the Company used cash of $18,940 for business acquisitions in connection with the final cash payment made for the December 31,1998 BAPCO assets purchase and for Paging Partners and SunStar transactions:

                                                                PAGING PARTNERS
                                                     BAPCO        AND SUNSTAR
                                                  ACQUISITION    TRANSACTIONS
                                                  -----------   ---------------

BAPCO purchase price, fair values for
Paging Partners and SunStar assets..............    $29,200         $11,420
Note issued to Bell Atlantic Mobile.............     (4,150)             --
Liabilities assumed.............................         --          (3,262)
Exchange of common stock........................         --          (7,197)
Transaction costs paid or accrued...............     (1,149)           (386)
Cash paid at closing............................     (5,366)             --
Cash acquired...................................         --            (170)
                                                    -------         -------
Net cash paid during 1999.......................    $18,535         $   405
                                                    =======         =======



    Excluding cash acquired in the Paging Partners and SunStar transactions, cash paid in conjunction with those two transactions in 1999 totaled $575.

20. QUARTERLY FINANCIAL RESULTS (UNAUDITED):

    Quarterly financial information for the years ended December 31, 1999 and 1998 is summarized below:


                                            FIRST      SECOND     THIRD      FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                           --------   --------   --------   --------
Year ended December 31, 1999:
  Total revenues.........................  $ 6,294    $ 8,056    $ 8,717    $ 8,092
  Operating loss.........................     (413)    (1,145)    (1,970)    (4,376)(a)
  Net loss...............................   (1,342)    (1,790)    (2,702)    (5,045)
  Net loss per share (basic and
    diluted).............................    (0.15)     (0.12)     (0.17)     (0.31)
Year ended December 31, 1998, Predecessor
  Company:
  Total revenues.........................  $ 6,143    $ 6,636    $ 6,925    $ 6,728
  Operating income (loss)................      207        254        364        (80)
  Net income (loss)......................      125         87        137        782



---------------

(a) Operating loss for the fourth quarter of 1999 includes a non-recurring charge of $1,692 for costs incurred in connection with certain abandoned business acquisitions. The loss also includes the costs incurred to settle a dispute with a former officer of the Company in the amount of $742.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


21. VALUATION AND QUALIFYING ACCOUNTS:

    All information for 1999 is that of the Company, as is the balance at the end of 1998. All other information is that of the Predecessor Company.


                                     BALANCE AT   CHARGES TO   DEDUCTIONS    BALANCE AT
                                     BEGINNING    COSTS AND     AND OTHER       END
                                      OF YEAR      EXPENSES    ADJUSTMENTS    OF YEAR
                                     ----------   ----------   -----------   ----------
Allowance for doubtful accounts:
  1997.............................     $386         $ 538        $620          $304
  1998.............................      304         1,154         968           490
  1999.............................      490           919         470           939

Allowance for inventory
  obsolescence:
  1997.............................     $  5         $ 316        $ --          $321
  1998.............................      321          (136)         --           185
  1999.............................      185            --         185            --



22. SUBSEQUENT EVENTS:

    At December 31, 1999, the Company was not in compliance with a covenant in the FINOVA Senior Loan. On April 12, 2000, FINOVA waived the non-compliance and amended the loan agreement to redefine certain financial ratios specified in the loan covenants for future periods and to ensure that the Special Payment of $1.250 was paid to FINOVA in April, 2000 as agreed.

    On April 10, 2000, Aquis entered into an agreement to obtain a $2 million bridge loan as interim funding pending completion of additional prospective financing. The debt is subordinate to the Company's senior debt and is unsecured. This agreement provides for an interest rate of 11%, a scheduled maturity date in September, 2001 and also provides for interest to accrue until the earlier of its maturity date or conversion. At the lender's election not earlier than 120 days from the date of funding, this loan is convertible into the Company's common stock at 90% of the then-current market value. At the Company's election, the loan is redeemable at 105% of face value if such election is made within the initial 90 days subsequent to funding, or at 110% of face value if redemption is elected within 91 to 118 days, or, if elected thereafter, at 115% of face value. Proceeds from this loan will be used to make the Special Prepayment of $1,250 to FINOVA. The proceeds were used to pay certain fees incurred in connection with the FINOVA loan modifications arranged during 2000, to pay certain costs incurred in connection with this bridge loan, and the balance will provide about $400 to be used for general corporate purposes.

    On August 31, 2000, the Company completed the sale of the assets of its internet operations for cash totaling $987 and a 10% note in the amount of $1,330 due on October 31, 2000. The maturity date of the note may be extended at the purchaser's option for up to two months with the payment of certain fees. In addition, the purchaser has assumed certain liabilities totaling approximately $650. These assets were sold to a private investor group led by John V. Hobko, former President of Aquis IP Communications, and John B. Frieling, a current director and the CEO of Aquis.

               AQUIS COMMUNICATIONS GROUP, INC. AND SUBSIDIARIES

                        DECEMBER 31, 1999, 1998 AND 1997

           (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE INFORMATION)


22. SUBSEQUENT EVENTS: (CONTINUED)

    On September 21, 2000, an agreement was executed to settle the dispute between Aquis and Francis (see note 10, above). The settlement provides that the escrow deposit of $100 plus accrued interest is to be returned to Aquis and requires Francis to pay to Aquis the sum of $200 no later than September 29, 2000. The escrow deposit was fully reserved as of December 31, 1999.

    On September 27, 2000, the Company and its lender executed an agreement to modify the terms of its Senior Loan Agreement, as amended. These modifications permit the Company to retain all proceeds from the sale of its internet operations, give the Company an option to reduce the scheduled principal payment due on July 1, 2001 from $514 to $200, and relaxes certain financial ratio covenants through the third quarter of 2001. However, the Company's projections indicate that unamended financial covenants will not be met during the fourth quarter of 2001, which could cause the lender to accelerate the maturity date of the loan. In exchange, the Company has agreed to pay a certain fixed fee. Further, additional contingent fees of up to $250 per quarter are to be added to the principal balance due at final maturity if the Company is unable to meet the financial ratios as amended in April, 2000. Finally, based upon the sale of the internet operations, a principal payment of $2,000 is required on or before December 31, 2000 in order to avoid the assessment of a $500 fee and an interest rate increase of 2%. That fee would also be added to the principal balance otherwise payable at the maturity date of this loan.